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                                                                    EXHIBIT 99.1
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FOR IMMEDIATE RELEASE

CONTACTS:      Don Wright, President and CEO
               Charlie Miracle, Interim Chief Financial Officer
               Pacific Aerospace & Electronics, Inc.
               (509) 667-9600

               PACIFIC AEROSPACE & ELECTRONICS, INC. MISSES INTEREST PAYMENT

WENATCHEE, WA - August 31, 2001 - Pacific Aerospace & Electronics, Inc. (Nasdaq:
PCTH) (the "Company") announced that the 30-day grace period expired today on the semi-annual interest payment on its $63.7 million in aggregate principal amount of 11 1/4% senior subordinated notes (the "Notes") that was due on August 1, 2001. Due to the default on the Notes, the Company also is in default under its 18% senior secured debt. As a result of the defaults, the holders of both the Notes and the senior secured debt have the right to demand payment of all amounts outstanding to them and to pursue additional recourse against the Company. The Noteholders have advised the Company that they have formed an informal committee comprising over 95% of the aggregate principal amount of the Notes. The Committee is represented by Michael J. Sage of Dewey Ballantine LLP in New York (212) 259-7920.

The Company and the lenders are currently in the process of negotiating an out-of-court restructuring plan. While there can be no assurance that the Company and the lenders will agree upon a mutually satisfactory restructuring plan, it is likely that any such plan will result in the lenders receiving substantially all of the equity of the Company in exchange for a substantial portion of the Company's debt obligations. The Company does not yet know whether such a restructuring would take place inside or outside of a bankruptcy setting.

Pacific Aerospace & Electronics, Inc. is an international engineering and manufacturing company specializing in technically demanding component designs and assemblies for global leaders in the aerospace, defense, electronics, medical, telecommunications, energy and transportation industries. The Company utilizes specialized manufacturing techniques, advanced materials science, process engineering and proprietary technologies and processes to its competitive advantage. Pacific Aerospace & Electronics has approximately 1,000 employees worldwide and is organized into three operational groups -- U.S. Aerospace, U.S. Electronics and European Aerospace. More information may be obtained by contacting the Company directly or by visiting its Web site at www.pcth.com.
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Forward-looking statements in this release concerning trends or anticipated results are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied in the forward-looking statements. The forward-looking statements in this release are not guarantees of future performance and are subject to risks and uncertainties related to the Company's operations and its ability to obtain sufficient cash if and when needed. These risks and uncertainties include, but are not limited to, competitive factors (including the possibility of increased competition or technological development, competitors, and price pressures); legal factors (such as limited protection of the Company's proprietary technology and changes in government regulation); financial factors (such as the Company's significant debt load); and the Company's dependence on key personnel and significant customers. More information about potential factors that could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements.